UNITED STATES SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2014

Rhino Resource Partners LP

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250

 Lexington, Kentucky 40503

 (Address of principal executive office) (Zip Code)

(859) 389-6500

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On March 19, 2014, Rhino Exploration LLC, a wholly owned subsidiary of Rhino Resource Partners LP (the “Partnership”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Gulfport Energy Corporation (“Gulfport”) to sell the Partnership’s oil and gas properties in the Utica Shale region of eastern Ohio for approximately $184 million (the “Purchase Price”). The Purchase Agreement is effective as of January 1, 2014 and the Purchase Price is adjusted for any unsettled expenditures made and/or proceeds received from the Partnership’s portion of its Utica Shale properties prior to the effective date. At the closing of the Purchase Agreement, the Partnership was immediately due approximately $179 million, net of any adjustments described above, and the remaining approximately $5 million is scheduled to be paid within approximately 90 days of the closing date of the Purchase Agreement, subject to ongoing legal title work related to specific properties.

The foregoing description is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

In addition, on March 19, 2014, Rhino Energy LLC (the “Company”), a wholly owned subsidiary of the Partnership, as borrower, and the Partnership and certain of its subsidiaries, as guarantors, entered into an amendment (the “Second Amendment”) of its Amended and Restated Credit Agreement as amended by the first amendment to the Amended and Restated Credit Agreement dated April 18, 2013, with PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the lenders party thereto  (“Amended and Restated Credit Agreement”). The Second Amendment permits the Company to sell certain assets per the Purchase Agreement with Gulfport, which previously constituted a portion of the collateral of the Administrative Agent and Lenders under the Amended and Restated Credit Agreement. The Second Amendment also reduces the borrowing capacity under the Amended and Restated Credit Agreement to a maximum of $200 million and alters the Partnership’s and its consolidated subsidiaries’ maximum leverage ratio as set forth below for the periods specified below, calculated in accordance with the Amended and Restated Credit Agreement as of the end of each such fiscal quarter:

Period	Ratio
From January 1, 2014 through September 30, 2015	3.50 to 1.00
From October 1, 2015 through December 31, 2015	3.25 to 1.00
For each fiscal quarter thereafter	3.00 to 1.00”

In addition, the Second Amendment adjusts the maximum investments (other than by the Partnership) in hydrocarbons, hydrocarbon interests and assets and activities related to hydrocarbons, in each case, excluding coal, in an aggregate amount not to exceed $50 million. All other material terms of the Amended and Restated Credit Agreement were not affected by the Amendment.

The foregoing description is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(b)  The pro forma financial information required by Item 9.01(b) of Form 8-K is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

(d)  Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement with Gulfport Energy Corporation dated March 19, 2014.

10.2

Second Amendment to Amended and Restated Credit Agreement, dated March 19, 2014 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto.

99.1	Unaudited consolidated pro forma financial statements of Rhino Resource Partners LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner
Dated: March 25, 2014
	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale Agreement with Gulfport Energy Corporation dated March 19, 2014.

10.2

Second Amendment to Amended and Restated Credit Agreement, dated March 19, 2014 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto.

99.1	Unaudited consolidated pro forma financial statements of Rhino Resource Partners LP.